Exhibit 107.1

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Fees to be Paid (1)	Unallocated (Universal) Shelf	Securities	456(b)	922	$1,000	$922,000	.0001102	$101.60	-	-	-	-
Fees Previously Paid	Unallocated (Universal) Shelf	Securities	456(b)	1,671	$1,000	$1,671,000	.0001102	$184.14	-	-	-	-

(1)	This Exhibit 107.1 shall be deemed to supplement the Exhibit 107.1 originally filed in connection with the securities offered and sold pursuant to Pricing Supplement No. 8,243, dated March 8, 2023, to Registration Statement Nos. 333-250103; 333-250103-01.